                                                                    EXHIBIT 3.35
                          CERTIFICATE OF INCORPORATION

                                       OF

                            Nalco Leasing Corporation

     1. The name of the corporation is:

                            Nalco Leasing Corporation

     2. The address of its registered office in the State of Delaware is 100
West Tenth Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4. The total number of shares of Common stock which the corporation shall have authority to issue is Ten Thousand (10,000) and the par value of each of such shares is One Cent ($.01) amounting in the aggregate to One Hundred Dollars
($100.00).

     5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by ballot.

     6. The name and mailing address of the incorporator is:

                                        L. M. Custis
                                        100 West Tenth Street
                                        Wilmington, Delaware 19801

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of
Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 29th day of June, 1983.

                                                  /s/ L. M. Custis
                                        ----------------------------------------
                                                   L. M. Custis